Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts:
Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com
Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com
Matt Gallagher (Media): 212-458-3247; matthew.gallagher2@aig.com

AIG REPORTS FOURTH QUARTER 2017 RESULTS

NEW YORK, February 8, 2018 - American International Group, Inc. (NYSE: AIG) today reported a net loss of $6.7 billion, or $7.33 per share, for the fourth quarter of 2017, compared to a net loss of $3.0 billion, or $2.96 per share, in the prior-year quarter. The fourth quarter of 2017 net loss included a charge of $6.7 billion related to the enactment of the Tax Cuts and Jobs Act (the Tax Act). Adjusted after-tax income was $526 million, or $0.57 per diluted share, for the fourth quarter of 2017, compared to an adjusted after-tax loss of $2.8 billion, or $2.72 per share, in the prior-year quarter.

“The fourth quarter was another important step forward in positioning AIG for the future. Since I joined the company in May, we’ve added to our talent base, assessed and initiated underwriting actions, and established a new operating structure. 2017 represents a starting point from which we expect to build and 2018 will be a year of execution. Our actions to diversify our business and pursue profitable growth were further reflected in our January announcement of the acquisition of Validus,” said Brian Duperreault, President and Chief Executive Officer.

“Our fourth quarter and full year 2017 results were significantly impacted by catastrophe losses. Despite full year record catastrophe losses of $4.2 billion, we delivered approximately $1.5 billion in pre-tax income and over $3.0 billion in adjusted pre-tax income. Importantly, our fourth quarter reserve review resulted in modest net adverse development and our General Insurance North America Commercial business showed notable improvement and reserve stability. Personal Insurance and Life and Retirement operations continued to deliver solid performance and benefit from their diversified offerings.”

FOURTH QUARTER AND FULL YEAR 2017 HIGHLIGHTS

General Insurance Results – Fourth quarter adjusted pre-tax income of $13 million included $762 million of catastrophe losses, of which $572 million related to the wildfires in California. North America adjusted pre-tax income of $412 million was offset by an International adjusted pre-tax loss of $399 million. The fourth quarter reflected modest net prior year adverse loss reserve development of 1.4 points, driven by International Commercial lines. The fourth quarter and full year of 2017 loss ratios were 78.3 and 83.2, respectively. The accident year loss ratio, as adjusted was 65.2, a 2.3 point improvement compared to the prior year quarter. For the full year, the accident year loss ratio, as adjusted was 63.0, a 1.1 point increase from a year ago.

FOR IMMEDIATE RELEASE

Life and Retirement Results – Fourth quarter adjusted pre-tax income of $782 million included a charge of approximately $90 million for adjustments, primarily within Individual Retirement and Group Retirement, due to the ongoing modernization of actuarial systems and related model refinements. The fourth quarter of 2017 reflected higher fee income for Individual Retirement and Group Retirement due to historically high assets under administration driven by equity market performance and higher base net investment spread in Variable and Index Annuities, as well as Group Retirement. Full year base net investment spread for Fixed Annuities remained essentially flat with the prior year despite the impact of spread compression from reinvesting at lower rates.

Legacy – Fourth quarter adjusted pre-tax income of $411 million, compared to $1.1 billion in the prior year quarter, included higher than expected investment returns. The fourth quarter of 2016 included a pre-tax gain of $1.1 billion from the sale of commercial real estate in South Korea offset by unfavorable prior year loss reserve development.

AIG recently formed a Bermuda-domiciled legal entity named DSA Reinsurance Company, Ltd. (DSA Re) to act as AIG’s main run-off reinsurer. DSA Re’s primary purpose is to reinsure AIG’s Legacy Life and Retirement and Legacy General Insurance run-off lines. DSA Re will allow AIG to derive operational efficiencies by consolidating its legacy books in one legal entity and under one management team, while continuing to honor all policyholder commitments and client relationships. The amount expected to be reinsured upon receipt of all regulatory approvals represents approximately $37 billion or over 80% of Legacy total insurance reserves and will be backed with approximately $40 billion of invested assets managed by AIG Investments.

Since its establishment, Legacy has returned $10.0 billion of capital to AIG Parent, surpassing its original goal of $9.0 billion. Total book value impairments and losses on sales from Legacy investments that were sold from September 1, 2015 through December 31, 2017 totaled $1.0 billion.

Capital and Liquidity – In the fourth quarter of 2017, AIG Parent received approximately $290 million in dividends in the form of cash and fixed maturity securities from its Life and Retirement companies, as well as $2.0 billion associated with Legacy asset monetizations, including net proceeds of $1.1 billion from the sale of AIG’s remaining life settlements contracts. AIG Parent reimbursed $1.2 billion in the quarter to its insurance companies as a result of adjustments made to tax sharing payments during the year. At the end of 2017, Parent liquidity stood at $7.3 billion.

Validus Holdings Ltd. – On January 21, 2018 AIG entered into an agreement to acquire Validus Holdings Ltd., a leading provider of reinsurance, primary insurance and asset management services, for $5.6 billion in cash. This transaction will strengthen AIG’s global General Insurance business by expanding its current product portfolio through additional distribution channels and advancing the tools available for underwriting. The transaction is expected to close in mid-2018 and is subject to obtaining the relevant regulatory approvals and other customary closing conditions.

FOR IMMEDIATE RELEASE

FOURTH QUARTER FINANCIAL SUMMARY*

	Three Months Ended December 31,
($ in millions, except per share amounts)	2017	2016
Net income (loss)	$(6,660)	$(3,041)
Net income (loss) per diluted share (a)	$(7.33)	$(2.96)
Adjusted after-tax income (loss)	$526	$(2,787)
Adjusted after-tax income (loss) per diluted share (a)	$0.57	$(2.72)

Return on equity	(38.7)%	(14.7)%
Adjusted return on equity	4.2%	(18.2)%
Adjusted return on attributed equity - Core	2.6%	(22.9)%

Book value per common share	$72.49	$76.66
Book value per common share, excluding accumulated other comprehensive income	$66.41	$73.41

*	Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.
(a)	For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share.

All comparisons are against the fourth quarter of 2016, unless otherwise indicated. Refer to the AIG Fourth Quarter 2017 Financial Supplement, which is posted on AIG’s website in the Investor Information section, for further information.

GENERAL INSURANCE

	Three Months Ended December 31,
($ in millions)	2017	2016	Change
Total General Insurance
Net premiums written	$5,892	$6,512	(10)%
Underwriting income (loss)	$(846)	$(5,852)	86
Adjusted pre-tax income (loss)	$13	$(4,847)	NM

Underwriting ratios:
Loss ratio	78.3	146.7	(68.4	)pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(11.7)	(5.4)	(6.3)
Prior year development	(1.4)	(73.8)	72.4
Accident year loss ratio, as adjusted	65.2	67.5	(2.3)
Expense ratio	35.0	35.8	(0.8)
Combined ratio	113.3	182.5	(69.2)
Accident year combined ratio, as adjusted	100.2	103.3	(3.1)

FOR IMMEDIATE RELEASE

General Insurance - North America

	Three Months Ended December 31,
($ in millions)	2017	2016	Change
North America
Net premiums written	$2,583	$3,008	(14)%
Commercial Lines	1,808	2,236	(19)
Personal Insurance	775	772	—

Underwriting income (loss)	$(316)	$(5,288)	94
Commercial Lines	16	(5,294)	NM
Personal Insurance	(332)	6	NM

Adjusted pre-tax income (loss)	$412	$(4,406)	NM

Underwriting ratios:
North America
Loss ratio	83.0	237.6	(154.6	)pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(24.5)	(7.6)	(16.9)
Prior year development	3.3	(152.8)	156.1
Accident year loss ratio, as adjusted	61.8	77.2	(15.4)
Expense ratio	28.5	27.5	1.0
Combined ratio	111.5	265.1	(153.6)
Accident year combined ratio, as adjusted	90.3	104.7	(14.4)

North America Commercial Lines
Loss ratio	73.9	294.8	(220.9	)pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(12.0)	(8.2)	(3.8)
Prior year development	4.9	(202.3)	207.2
Accident year loss ratio, as adjusted	66.8	84.3	(17.5)
Expense ratio	25.3	23.9	1.4
Combined ratio	99.2	318.7	(219.5)
Accident year combined ratio, as adjusted	92.1	108.2	(16.1)

North America Personal Insurance
Loss ratio	108.0	60.5	47.5	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(58.6)	(5.5)	(53.1)
Prior year development	(1.1)	—	(1.1)
Accident year loss ratio, as adjusted	48.3	55.0	(6.7)
Expense ratio	37.5	38.7	(1.2)
Combined ratio	145.5	99.2	46.3
Accident year combined ratio, as adjusted	85.8	93.7	(7.9)

•	Net premiums written decreased by 14%, primarily due to continued execution of our strategic portfolio actions in North America Commercial Lines Casualty and Property lines of business.

FOR IMMEDIATE RELEASE

•	The reduction in the North America loss ratio was driven by the fourth quarter 2016 reserve additions. The 15.4 point improvement in the accident year loss ratio, as adjusted primarily reflects the impact of adjustments to the loss estimates that were made in the fourth quarter of 2016, as well as pricing and underwriting actions, and recoveries from reinsurance on severe losses.

•	Adjusted pre-tax income of $412 million included $682 million of catastrophe-related losses, which were primarily related to the California wildfires and largely impacted Personal Insurance. Favorable loss reserve development of $97 million was primarily due to improvement in North America Commercial Lines.

General Insurance - International

	Three Months Ended December 31,
($ in millions)	2017	2016	Change
International
Net premiums written	$3,309	$3,504	(6)%
Commercial Lines	1,422	1,466	(3)
Personal Insurance	1,887	2,038	(7)

Underwriting income (loss)	$(530)	$(564)	6
Commercial Lines	(603)	(647)	7
Personal Insurance	73	83	(12)

Adjusted pre-tax loss	$(399)	$(441)	10

Underwriting ratios:
International
Loss ratio	74.7	71.9	2.8	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(2.2)	(3.5)	1.3
Prior year development	(4.8)	(8.9)	4.1
Accident year loss ratio, as adjusted	67.7	59.5	8.2
Expense ratio	39.8	42.5	(2.7)
Combined ratio	114.5	114.4	0.1
Accident year combined ratio, as adjusted	107.5	102.0	5.5

International Commercial Lines
Loss ratio	98.0	97.9	0.1	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(2.7)	(7.7)	5.0
Prior year development	(11.4)	(20.0)	8.6
Accident year loss ratio, as adjusted	83.9	70.2	13.7
Expense ratio	37.7	38.2	(0.5)
Combined ratio	135.7	136.1	(0.4)
Accident year combined ratio, as adjusted	121.6	108.4	13.2

FOR IMMEDIATE RELEASE

	Three Months Ended December 31,
($ in millions)	2017	2016	Change
International Personal Insurance
Loss ratio	54.6	49.8	4.8	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(1.8)	(0.1)	(1.7)
Prior year development	0.8	0.7	0.1
Accident year loss ratio, as adjusted	53.6	50.4	3.2
Expense ratio	41.7	46.3	(4.6)
Combined ratio	96.3	96.1	0.2
Accident year combined ratio, as adjusted	95.3	96.7	(1.4)

•	Net premiums written decreased 6% on a reported basis primarily driven by divestitures and risk selection strategy in Europe in International Commercial Lines and strategic country exits for Personal Insurance.

•	The loss ratio increased 2.8 points to 74.7 in the fourth quarter of 2017. The accident year loss ratio, as adjusted increased 8.2 points to 67.7 primarily due to continued remediation efforts of International Commercial Lines in Europe.

•	Adjusted pre-tax loss of $399 million was largely due to the strengthening of reserves and loss estimates in International Commercial Lines.

LIFE AND RETIREMENT

	Three Months Ended December 31,
($ in millions)	2017	2016	Change
Life and Retirement
Premiums & Fees	$2,123	$1,186	79%
Net Investment Income	2,003	1,983	1
Adjusted Revenue	4,382	3,388	29
Benefits, losses and expenses	3,600	2,522	43
Adjusted pre-tax income	782	866	(10)

Individual Retirement
Premiums & Fees	$210	$215	(2)%
Net Investment Income	1,030	1,010	2
Adjusted Revenue	1,415	1,376	3
Benefits, losses and expenses	941	834	13
Adjusted pre-tax income	474	542	(13)
Net flows	(422)	(321)	(31)

Group Retirement
Premiums & Fees	$120	$104	15%
Net Investment Income	550	558	(1)
Adjusted Revenue	732	716	2
Benefits, losses and expenses	486	455	7
Adjusted pre-tax income	246	261	(6)
Net flows	(453)	(533)	15

FOR IMMEDIATE RELEASE

	Three Months Ended December 31,
($ in millions)	2017	2016	Change
Life Insurance
Premiums & Fees	$732	$679	8%
Net Investment Income	263	263	—
Adjusted Revenue	1,013	956	6
Benefits, losses and expenses	1,011	966	5
Adjusted pre-tax income (loss)	2	(10)	NM

Institutional Markets
Premiums & Fees	$1,061	$188	464%
Net Investment Income	160	152	5
Adjusted Revenue	1,222	340	259
Benefits, losses and expenses	1,162	267	335
Adjusted pre-tax income	60	73	(18)

•	In Individual Retirement, premiums and policy fees remained constant and were partially offset by an increase in reserve adjustments. Spreads continued to see compression from lower reinvestment rates. Base net investment spreads benefited from unexpected accretion income for Fixed Annuities and growth in Index Annuities. Overall net flows continued to be negative reflecting the regulatory uncertainties and disruption in the industry, partially offset by inflows to Index Annuities.

•	In Group Retirement, higher reserve adjustments for Index and Variable Annuities and lower alternative investment income from lower average assets were partially offset by higher fee income and base net investment spread. Spreads continued to see compression from the current investment environment. Base net investment spread benefitted from unexpected accretion income and a cumulative update to cost of funds. Group Retirement negative net flows improved slightly due to lower individual surrenders.

•	In Life Insurance, strong growth in premiums, and premiums and deposits, in universal life and term life and were partially offset by elevated mortality.

•	In Institutional Markets, strong growth in pension risk transfer contributed to higher assets under management and an increase in net investment spread.

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, February 9, 2018 at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investor Relations section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Relations section at www.aig.com.

FOR IMMEDIATE RELEASE

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s:

•	exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates;

•	exposure to European governments and European financial institutions;

•	strategy for risk management;

•	actual and anticipated sales, monetizations and/or acquisitions of businesses or assets, including AIG’s ability to successfully consummate the purchase of Validus Holdings, Ltd.;

•	restructuring of business operations, including anticipated restructuring charges and annual cost savings;

•	generation of deployable capital;

•	strategies to increase return on equity and earnings per share;

•	strategies to grow net investment income, efficiently manage capital, grow book value per common share, and reduce expenses;

•	anticipated organizational, business and regulatory changes;

•	strategies for customer retention, growth, product development, market position, financial results and reserves;

•	management of the impact that innovation and technology changes may have on customer preferences, the frequency or severity of losses and/or the way AIG distributes and underwrites its products;

•	segments’ revenues and combined ratios; and

•	management succession and retention plans.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements.

Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market conditions;

•	negative impacts on customers, business partners and other stakeholders;

•	the occurrence of catastrophic events, both natural and man-made;

•	significant legal, regulatory or governmental proceedings;

FOR IMMEDIATE RELEASE

•	the timing and applicable requirements of any regulatory framework to which AIG is subject, including as a global systemically important insurer;

•	concentrations in AIG’s investment portfolios;

•	actions by credit rating agencies;

•	judgments concerning casualty insurance underwriting and insurance liabilities;

•	AIG’s ability to successfully manage Legacy portfolios;

•	AIG’s ability to successfully reduce costs and expenses and make business and organizational changes without negatively impacting client relationships or its competitive position;

•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets including AIG’s ability to successfully consummate the purchase of Validus Holdings, Ltd.;

•	judgments concerning the recognition of deferred tax assets;

•	judgments concerning estimated restructuring charges and estimated cost savings; and

•	such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017, June 30, 2017 and March 31, 2017, Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2016 and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2017 (which will be filed with the SEC).

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2017 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they

FOR IMMEDIATE RELEASE

eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG Shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA (Adjusted Shareholders’ Equity), by total common shares outstanding.

AIG Return on Equity – Adjusted After-tax Income Excluding AOCI and DTA (Adjusted Return on Equity) is used to show the rate of return on shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Equity. Adjusted Return on Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG by average Adjusted Shareholders’ Equity.

Core Adjusted Attributed Equity is an attribution of total AIG Adjusted Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core Return on Equity – Adjusted After-tax Income (Adjusted Return on Attributed Equity) is used to show the rate of return on Adjusted Attributed Equity. Adjusted Return on Attributed Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Equity.

Adjusted After-tax Income Attributable to Core is derived by subtracting attributed interest expense and income tax expense from adjusted pre-tax income. Attributed debt and the related interest expense is calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

FOR IMMEDIATE RELEASE

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Adjusted Pre-tax Income (APTI) is derived by excluding the following items from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s operating segments.

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•	loss (gain) on extinguishment of debt;

•	net realized capital gains and losses;

•	non-qualifying derivative hedging activities, excluding net realized capital gains and losses;

•	income or loss from discontinued operations;

•	pension expense related to a one-time lump sum payment to former employees;
•	income and loss from divested businesses;

•	non-operating litigation reserves and settlements;

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•	the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain; and

•	net loss reserve discount benefit (charge).

Adjusted After-tax Income Attributable to AIG (AATI) is derived by excluding the tax effected APTI adjustments described above and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;

•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and

•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act).

See page 12 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses

FOR IMMEDIATE RELEASE

and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural and man-made catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and also include certain man-made events, such as terrorism and civil disorders that meet the $10 million threshold. AIG believes the as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)

b)	Acquisition ratio = Total acquisition expenses ÷ NPE

c)	General operating expense ratio = General operating expenses ÷ NPE

d)	Expense ratio = Acquisition ratio + General operating expense ratio

e)	Combined ratio = Loss ratio + Expense ratio

f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums (RIPs) related to catastrophes +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD on loss sensitive business + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]

g)	Accident year combined ratio = AYLR + Expense ratio

h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) RIPs related to catastrophes] – Loss ratio

i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – Prior year loss reserve development unfavorable (favorable) (PYD), net of reinsurance] ÷ [NPE +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD on loss sensitive business] – Loss ratio

Results from discontinued operations are excluded from all of these measures.

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FOR IMMEDIATE RELEASE

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (Loss)

	Three Months Ended December 31,
	2017			2016
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$875	$7,544	$(6,673)	$(3,455)	$(985)	$(2,485)
Noncontrolling interest	—	—	13	—	—	(556)

Pre-tax income (loss)/net income (loss) attributable to AIG	875	7,544	(6,660)	(3,455)	(985)	(3,041)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	—	(461)	461	—	247	(247)
Deferred income tax valuation allowance charges	—	(66)	66	—	(87)	87
Impact of Tax Act	—	(6,687)	6,687	—	—	—
Changes in fair value of securities used to hedge guaranteed living benefits	(29)	(10)	(19)	150	53	97
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(108)	(38)	(70)	(286)	(100)	(186)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	45	15	30	(27)	(10)	(17)
(Gain) loss on extinguishment of debt	(1)	(1)	—	(2)	—	(2)
Net realized capital losses	274	105	169	1,115	344	771
Noncontrolling interest on net realized capital losses	—	—	1	—	—	(21)
Loss from discontinued operations	—	—	3	—	—	36
Income from divested businesses	(241)	(82)	(159)	(194)	(186)	(8)
Non-operating litigation reserves and settlements	(43)	(15)	(28)	2	1	1
Net loss reserve discount (benefit) charge	(96)	(36)	(60)	(750)	(263)	(487)
Pension expense related to a one-time lump sum payment to former employees	10	4	6	147	51	96
Restructuring and other costs	154	55	99	206	72	134

Adjusted pre-tax income (loss)/Adjusted after-tax income (loss)	$840	$327	$526	$(3,094)	$(863)	$(2,787)

	Twelve Months Ended December 31,
	2017			2016
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$1,466	$7,526	$(6,063)	$(74)	$185	$(288)
Noncontrolling interest	—	—	(21)	—	—	(561)

Pre-tax income (loss)/net income (loss) attributable to AIG	1,466	7,526	(6,084)	(74)	185	(849)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	—	(488)	488	—	63	(63)
Deferred income tax valuation allowance charges	—	(43)	43	—	(83)	83
Impact of Tax Act	—	(6,687)	6,687	—	—	—
Changes in fair value of securities used to hedge guaranteed living benefits	(146)	(51)	(95)	(120)	(42)	(78)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(303)	(106)	(197)	(195)	(68)	(127)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	303	106	197	(42)	(15)	(27)
(Gain) loss on extinguishment of debt	(5)	(2)	(3)	74	26	48
Net realized capital losses	1,380	506	874	1,944	561	1,383
Noncontrolling interest on net realized capital losses	—	—	7	—	—	(61)
(Income) loss from discontinued operations	—	—	(4)	—	—	90
Income from divested businesses	(68)	(41)	(27)	(545)	(309)	(236)
Non-operating litigation reserves and settlements	(129)	(45)	(84)	(41)	(14)	(27)
Net loss reserve discount (benefit) charge	187	65	122	(427)	(150)	(277)
Pension expense related to a one-time lump sum payment to former employees	60	21	39	147	51	96
Restructuring and other costs	413	145	268	694	243	451

Adjusted pre-tax income/Adjusted after-tax income	$3,158	$906	$2,231	$1,415	$448	$406

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended December 31,			Twelve Months Ended December 31,
			% Inc.			% Inc.
	2017	2016	(Dec.)	2017	2016	(Dec.)
Income (loss) per common share:
Basic
loss from continuing operations	$(7.33)	$(2.93)	(150.2)%	$(6.54)	$(0.70)	NM	%
Loss from discontinued operations	—	(0.03)	NM	—	(0.08)	NM

Net loss attributable to AIG	$(7.33)	$(2.96)	(147.6)	$(6.54)	$(0.78)	NM

Diluted
loss from continuing operations	$(7.33)	$(2.93)	(150.2)	$(6.54)	$(0.70)	NM
Loss from discontinued operations	—	(0.03)	NM	—	(0.08)	NM

Net loss attributable to AIG	$(7.33)	$(2.96)	(147.6)	$(6.54)	$(0.78)	NM

Adjusted after-tax income (loss) attributable to AIG per diluted share (a)	$0.57	$(2.72)	NM %	$2.34	$0.36	NM	%

Weighted average shares outstanding:
Basic	908.1	1,023.9		930.6	1,091.1
Diluted (a)(b)	908.1	1,023.9		930.6	1,091.1

Return on equity (c)	(38.7)%	(14.7)%		(8.4)%	(1.0)%
Adjusted return on equity (d)	4.2%	(18.2)%		4.1%	0.6%

As of period end:	December 31, 2017	December 31, 2016
Total AIG shareholders’ equity	$65,171	$76,300
Accumulated other comprehensive income (AOCI)	5,465	3,230

Total AIG shareholders’ equity, excluding AOCI	59,706	73,070

Deferred tax assets	10,492	14,770

Total adjusted AIG shareholders’ equity	$49,214	$58,300

As of period end:	December 31, 2017	December 31, 2016	% Inc. (Dec.)
Book value per common share (e)	$72.49	$76.66	(5.4)%
Book value per common share, excluding AOCI (f)	$66.41	$73.41	(9.5)
Adjusted book value per common share (g)	$54.74	$58.57	(6.5)

Total common shares outstanding	899.0	995.3

Financial highlights - notes

(a)	For the quarters ended December 31, 2017 and 2016, because we reported net losses and for the quarter ended December 31, 2016, because we reported an adjusted after-tax loss, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts, and for the twelve months ended December 31, 2017 and 2016, because we reported net losses, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. We reported an adjusted after-tax income for the three months ended December 31, 2017, and years ended December 31, 2017 and 2016; therefore, we reported earnings per share on diluted basis. For the three months ended December 31, 2017 and years ended December 31, 2017 and 2016, the weighted average outstanding shares - diluted includes 20,155,385, 22,412,682 and 30,326,772 dilutive shares, respectively.
(b)	Diluted shares in the diluted EPS calculation represent basic shares for the three months ended December 31, 2017 and 2016 and twelve months ended December 31, 2017 and 2016 due to the net loss in that period.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(d)	Computed as Annualized Adjusted after-tax Income attributable to AIG divided by Adjusted Shareholders’ Equity.
(e)	Represents total AIG shareholders’ equity divided by Total common shares outstanding.
(f)	Represents total AIG shareholders’ equity, excluding AOCI, divided by Total common shares outstanding.
(g)	Represents Adjusted Shareholders’ Equity, divided by Total common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share amounts)

Reconciliations of Core Adjusted Return on Equity

	Three Months Ended
	December 31,
	2017	2016
Adjusted pre-tax income (loss)	$429	$(4,195)
Interest expense (benefit) on attributed financial debt	(31)	(45)

Adjusted pre-tax income (loss) including attributed interest expenses	460	(4,150)
Income tax expense (benefit)	198	(1,265)

Adjusted after-tax income (loss)	262	(2,885)

Ending adjusted attributed equity	$39,931	$47,651
Average adjusted attributed equity	$40,841	$50,302
Adjusted return on attributed equity	2.6%	(22.9)%

Reconciliations of Accident Year Loss Ratio, as Adjusted and Combined Ratio, as Adjusted

	Twelve Months Ended
	December 31,
	2017	2016
Total General Insurance
Loss ratio	83.2	84.8
Catastrophe losses and reinstatement premiums	(16.1)	(4.4)
Prior year development	(4.0)	(18.5)
Adjustment for ceded premium under reinsurance contract	(0.1)	—

Accident year loss ratio, as adjusted	63.0	61.9

Combined ratio	117.3	118.9
Catastrophe losses and reinstatement premiums	(16.1)	(4.4)
Prior year development	(4.0)	(18.5)
Adjustment for ceded premium under reinsurance contract	(0.1)	—

Accident year combined ratio, as adjusted	97.1	96.0